Exhibit 11
                          MCDONNELL DOUGLAS CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                 (Dollar amounts in millions, except share data)

Years Ended December 31               1996          1995          1994
                                     ------        ------        ------
PRIMARY
  Weighted average shares
      outstanding                 216,444,186   227,058,476   236,602,704
                                  ============  ============  ============


  Net earnings (loss)                    $788         ($416)         $598
                                  ============  ============ =============


  Earnings (loss) per share             $3.64        ($1.83)        $2.53
                                   ===========  ============  ============




Earnings per share computations are based upon the weighted average common shares outstanding during the year. Common stock equivalents (options) are not material.

The computation of fully diluted earnings per share is the same as the primary computation.

Number of shares and per share amounts for 1995 and 1994 have been restated to reflect a two-for-one stock split.